OPTION TO PURCHASE

THIS OPTION TO PURCHASE (“Option”) is made and entered into this 30th day of June, 2016, by and between Shepherd’s Finance, LLC, a Delaware limited liability company registered to do business in the state of Florida (“Owner”), and Eclipse Partners II, LLC, a Florida limited liability company (“Buyer”).

Owner agrees to grant to Buyer an option to purchase the property described on Exhibit A attached hereto, together with all improvements thereon and all privileges and appurtenances thereunto belonging (collectively, the “Property”), subject to the following terms and conditions:

1. Term of Option. The term of the Option (“Option Term”) begins on June ___, 2016, and expires and terminates on December 16, 2016 at 11:50 p.m., or on the earlier termination thereof , as may be provided for herein.

2. Purchase Price and Manner of Payment if the Option is exercised by Buyer If Buyer exercise the Option as provided for below the Purchase Price for the Property shall be $1,813,090.91, effective as of June 10, 2016, plus an additional $558.00 per day thereafter. The Purchase Price shall be calculated as of the closing date. The Purchase Price must be paid to Owner by cleared funds at closing.

3. Manner of Exercising Option. Buyer may only exercise this option to purchase the Property by giving written notice to Owner at least 30 days prior to the expiration of the Option Term, and by simultaneously executing and delivering to Owner the “As-Is” form Contract attached hereto, which will govern the transaction in all respects. TIME OF EXERCISE OF THE OPTION BY BUYER IS OF THE ESSENCE. Upon receipt of the notice from Buyer and the Contract executed by Buyer, Owner will execute the Contract and deliver a copy of same to Buyer.

4. Miscellaneous. Section headings relating to the contents of the particular section have been inserted for the convenience of reference only and shall not be construed as part of the particular sections to which they refer. This Option shall be governed by and construed in accordance with the laws of the State of Florida. This Option constitutes the entire agreement between Owner and Buyer, and it supersedes any and all prior understandings or commitments concerning the subject matter of this agreement. This agreement shall not be modified or amended, except by a written instrument executed by the parties hereto. If any litigation occurs between the parties to enforce the terms of this agreement, the prevailing party shall be entitled to recover reasonable attorney and paralegal fees incurred, and all court costs for both original and appellate proceedings. Any court action arising under this agreement must be brought only in the appropriate court in Sarasota County, Florida.

5. Brokers. Each party represents and warrants to the other party that it has incurred no claims for brokerage commissions or finder’s fees in connection with this agreement or the Contract attached, and agrees to indemnify the other party against and to hold the other party harmless from all liabilities arising from any such claims.

1

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, the day and year first written above.

Owner:

SHEPHERD’S FINANCE, LLC, A Delaware limited liability company registered to do business in the state of Florida

Witnesses:

	By	/s/ Daniel Wallach
	Print Name:	Daniel Wallach
Manager

Buyer:

ECLIPSE PARTNERS II, LLC, a Florida limited liability company

	By	/s/ Steven Hanson
	Print Name:	Steven Hanson
Manager

2

EXHIBIT A

(Legal Description)

3